Exhibit (m)(35)

SERVICE AGREEMENT

This Agreement is entered into as of September 12, 2018 between E*TRADE Savings Bank (“ETSB”), and GMO Series Trust (“Series Trust”), an investment company with multiple series (each, a “Fund” and together, the “Funds”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust.

ETSB and Series Trust desire to facilitate the timely and accurate processing and confirmation of transactions in shares of the Funds.

Accordingly, the parties hereto agree as follows:

1.	Services. Series Trust shall make shares of the Funds available to the custodial customers of ETSB who are clients of registered investment advisers who have a contractual relationship with ETSB for RIA support services (these registered investment advisers, “RIA Clients”)(“Customers”), subject to the Funds’ prospectuses as in effect from time to time. ETSB agrees that it shall provide to Series Trust or the relevant Fund such information as they may reasonably request in order to assist the Fund in its compliance with state securities laws. It is hereby acknowledged by ETSB that it, and not the Series Trust or the Funds, is responsible for providing Customers with administrative services including recordkeeping, account maintenance, shareholder communications, and reporting and processing with respect to the Customers’ accounts which shall include:

(a)	providing necessary personnel and facilities to establish and maintain the Customer accounts and records relating to the Funds,

(b)	arranging for the timely and accurate wiring of funds for investment in the Funds,

(c)	providing confirmations and statements to Series Trust showing the total number of Fund shares owned by Customers, purchase and redemption of Fund shares by Customers, and providing confirmations and statements to Customers regarding their investments in the Funds, as required,

(d)	providing tax reporting to Customers as may be required by applicable statutes and regulations,

(e)	furnishing proxy material, periodic Fund reports, prospectuses and other communications to Customers or RIA Clients,

(f)	transmitting information regarding transactions in Fund shares to Customers.

2.	Pricing Information. Series Trust or its designee shall use best efforts to furnish ETSB, with respect to each Fund,

(a)	by 7 p.m. Eastern Time, net asset value information as of the close of regular trading on the New York Stock Exchange (currently, 4:00 p.m. Eastern Time) or as of such earlier times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), and

(b)	distribution information by 7 p.m. Eastern Time on ex-dividend date via e-mail delivery to fundrelations@trustamerica.com and trading@trustamerica.com as it becomes available.

3.	Orders and Settlement.

(a)	Upon the receipt of instructions from RIA Clients, ETSB will transmit to a Fund’s transfer agent orders to purchase or redeem Fund shares on the basis of those instructions. ETSB agrees that orders for net purchases or net redemptions of Fund shares derived from instructions received in good order by ETSB by 4:00 pm eastern time will be submitted that day (Trade Date) and settled on T+1 via NSCC normal processing

ETSB agrees to provide notice upon receipt of instructions in good order to Series Trust of events that may result in financial transactions of $1 million or more and use best efforts to estimate the trade value of such transactions.

(b)	Series Trust or its designee will use best efforts to wire payment for net redemptions of Fund shares on a given Business Day on the Business Day such redemption orders are transmitted to a Fund’s transfer agent to an account designated by ETSB no later than 2 PM Eastern Time; provided, however, that a Fund may, if necessary, delay redemption of Fund shares or extend settlement to the extent permitted by the 1940 Act and as prescribed in the Fund’s then current prospectus.

(c)	The Business Day on which instructions are received by the Close of Trading in good order by ETSB from RIA Clients shall be the trade date for which shares of the Funds shall be purchased and redeemed as a result of such instructions. Instructions received in good order by ETSB from RIA Clients after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Distributions will be automatically reinvested at net asset value in accordance with each Fund’s then current prospectus unless ETSB otherwise indicates that such distributions are to be paid in cash.

(d)	Subject to ETSB’s compliance with the foregoing, ETSB will be considered agent for the Funds for the sole and limited purpose of receiving orders for purchases and redemptions of shares of the Funds on behalf of a Customer.

4.	Operating Procedures

(a)	The purchase, sale, redemption and settlement of Fund shares will normally follow the NSCC guidelines, as follows:

(i)	The parties agree to establish an electronic data link through the NSCC DCC&S system (together, “NSCC system”). The NSCC system will enable ETSB to transmit trade information, including purchase, redemption and exchange instructions, as directed by ETSB, to the Funds and likewise to receive trade and pricing information from the Funds. The parties agree to pay or arrange for payment of their respective NSCC costs.

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(ii)	Each party agrees to abide by NSCC guidelines in order to perform their respective obligations under this Agreement.

(iii)	ETSB agrees that it will not place trades through the NSCC system with an “as of” date prior to the last Business Day on which a net asset value was reported without prior consent of Series Trust.

(iv)	Confirmed trades and any other information provided through the NSCC system pursuant to this Agreement shall be accurate, complete and in a format prescribed by the NSCC guidelines. Each party or their agent shall adopt, implement and maintain current procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC system. Each party shall be entitled to act on information and transmissions received through the NSCC system that it reasonably believes to be genuine.

(v)	ETSB agrees that its receipt of information regarding confirmed trades through the NSCC system pursuant to this Agreement shall be deemed to be receipt of the written notification (“confirmation”) required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended, and, as such, ETSB, on behalf of the Customer, hereby gives its informed consent to electronic delivery of such confirmation; provided that ETSB may request a paper copy of any confirmation delivered to it electronically and, provided further, that ETSB may revoke its consent to electronic delivery pursuant to a notice delivered under Section 22 hereof.

(b)	The purchase, sale, redemption and settlement of a Fund’s shares will normally follow NSCC guidelines, as described above. In the event that such guidelines are not followed as described, the Manual Processing Procedures defined in Schedule B will apply.

5.	Maintenance of Records. ETSB shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services contemplated by this Agreement. Upon the request of Series Trust, ETSB shall provide copies of all records relating to transactions subject to the Agreement to enable Series Trust, the Funds or their representatives to comply with any request of a governmental body or self-regulatory organization or to monitor and review the provision of services by ETSB as contemplated by this Agreement. ETSB agrees that it will permit Series Trust or its representatives to have reasonable access to ETSB personnel and records in order to facilitate the monitoring of the quality of the services to be provided under this Agreement.

6.	Fees. In consideration of ETSB’s performance of its obligations pursuant to this Agreement, Series Trust agrees to pay ETSB the fees set forth in Schedule A to this Agreement (the “Fees”). The Fees will be calculated at the end of each calendar quarter and Series Trust will initiate payment to ETSB within 30 days.

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ETSB acknowledges that the Funds are authorized to make payments for, among other things, sub-transfer agency, recordkeeping and related administrative services pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the “Plan”). In the event that a Fund’s Plan is terminated, suspended, or modified for any reason in a manner that reduces or eliminates the amounts payable thereunder (including a termination of a Plan or authorization to pay any amount) the fee rate owed to ETSB pursuant to this Agreement shall be reduced by the same amount (but shall not be reduced below 0.00%). This provision shall survive termination of this Agreement and shall be deemed to supersede any contrary terms in this Agreement and any and all exhibits, addenda, schedules and attachments hereto. The parties hereto acknowledge that any payments made pursuant to this Agreement, whether in connection with a Plan or otherwise, represent compensation for administrative and sub-recordkeeping services described below and not for distribution services provided to the Series Trust, the Funds and/or the Funds’ Adviser.

Administrative services provided by ETSB incude, but are not limited to, the following: (i) establishing and maintaining shareholder accounts; (ii) processing purchases, redemptions and distributions; (iii) distributing Fund materials; (iv) perparing and providing account statements and trade confirmations; and (v) responding to shareholder inquiries about accounts and investments.

7.	Expenses.

(a)	Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations pursuant to this Agreement.

(b)	Each Fund shall pay the cost of registration of its shares with the Securities and Exchange Commission and in states where required. Each Fund shall distribute or cause to be distributed to ETSB, for Customers, its proxy material, periodic Fund reports to shareholders, prospectuses and other material as such Fund may require to be sent to shareholders. The cost of preparing and printing this material for Customers shall be paid by the applicable Fund or Series Trust, and the cost of printing and distributing such items to Customers shall be borne by ETSB.

8.	Business Continuity. ETSB has developed and implemented a business continuity plan adequate to ensure its ongoing ability to meet its service and operating obligations in accordance with industry best practices.

9.	Compliance with Laws. At all times ETSB shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement, including, without limitation, all prospectus delivery requirements. Series Trust agrees that electronic delivery (subject to the relevant consent) or delivery through a shareholder’s agent such as a registered investment adviser for shareholder, shall be sufficient.

At all times, Series Trust shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

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10.	Representations and Warranties. Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity.

ETSB further represents, warrants and covenants that:

it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement.

Series Trust further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b)	each Fund is registered as an investment company or series of an investment company under the 1940 Act, and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”);

(c)	All Series Trust/ Fund materials are and shall be true and accurate and do not and shall not contain any misstatement of material fact or an omission of a material fact necessary to be stated therein in order for the statements made therein not to be misleading and the materials comply with all applicable requirements under the 1940 Act and the FINRA Rules and have been and will be filed with the SEC and FINRA, to the extent and in the manner required by applicable law and regulation. The registration statement regarding the Shares is effective and complies with all applicable legal requirements and no stop order has been issued relating to the registration statement or the issuance of the Shares;

d)	All necessary legal and other actions has been taken by Fund Company (with respect to itself and each series subject to this Agreement) to authorize payment of compensation described in this Agreement and so that ETSB or its affiliates may receive purchase, redemption and exchange orders from RIA Clients/Customers for Shares by Series Trust’s Board of Directors/ Trustees and it will cause such Board to take any and all necessary legal and other actions regarding such authorization; and

e)	Series Trust specifically acknowledges and agrees that (i) as of the effective date of this Agreement as to any series set forth on Schedule A hereto (“Effective Date”), no provision in the Prospectus or SAI of such Fund series conflicts with ETSB’s obligations under this Agreement or imposes any obligation on ETSB not set forth in this Agreement, and (ii) after the Effective Date as to any such series of Series Trust, Series Trust shall have the obligation to notify ETSB and seek amendment of this Agreement in the event that any prospective change in the Prospectus or Statement of Additional Information of such Fund may cause conflict or impose a new obligation upon ETSB. If the parties cannot reach agreement on amendment, then coincident with such change, ETSB will take either one of the following actions, in its sole discretion (A) suspend purchases of shares of the series of Fund until such time as the parties amend this Agreement, or (B) terminate this Agreement as to such series of Series Trust.

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11.          Communications Concerning the Funds. ETSB and its agents shall prepare communication and disclosure materials regarding the Funds based only on the current prospectus or statement of additional information or other current materials furnished by Series Trust or its designee to ETSB. It shall be the sole and exclusive responsibility of ETSB to complete all required regulatory compliance reviews and filing with all governing regulatory agencies of any communications relating to Series Trust and the Funds prepared by ETSB before first use.

12.          Operation of Funds. ETSB’s performance of its obligations pursuant to this Agreement shall be subject to the terms and conditions set forth in each Fund’s prospectus, as in effect from time to time. In no way shall the provisions of this Agreement limit the authority of any Fund or Series Trust to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares.

13.         Relationship of Parties. Except as specifically provided in Section 3 of this Agreement, it is understood and agreed that all services performed hereunder by ETSB shall be as an independent contractor and not as an employee or agent of Series Trust or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

The parties acknowledge and agree that the services provided by ETSB under this Agreement are recordkeeping, account maintenance, shareholder communications, reporting and processing, and related administrative services only and are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of any Fund of the Series Trust within the meaning of the 1933 Act or the 1940 Act. This Agreement does not grant ETSB or any of its agents any right to purchase shares of any Fund (although it does not preclude ETSB from purchasing any such shares), nor does it constitute ETSB or any of its agents an agent of any Fund or the Series Trust for purposes of selling shares of any Fund to any dealer or the public, except as expressly stated in this Agreement as to the receipt of purchase or redemption orders from RIA Clients on behalf of Customers. The parties acknowledge that Funds Distributor, LLC serves as the Funds’ distributor and principal underwriter, and to the extent ETSB or its agent or affiliate is involved directly or indirectly in the purchase or redemption of shares of any Fund under this Agreement, such involvement will be as agent of RIA Clients and Customers only.

14.         Use of Names. Except as otherwise expressly provided for in this Agreement, no party shall use, nor shall it allow its employees or agents to use, the name or logo of the other or any affiliate, or any products or services sponsored, managed, advised, administered, or distributed by a party or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of the other party. Each party is also authorized to use, describe or reference the other’s name and otherwise disclose information regarding the other to any regulatory or self-regulatory authority or court or to any person if required by applicable law or regulation or the rules of any self-regulatory authority provided such disclosing party shall use reasonable efforts to provide notice of such disclosure, if authorized by law to do so.

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15.         Confidentiality: Privacy, Confidential Information.

a.         Definition of Confidential Information

The term “confidential information” shall mean all information that either party discloses (“Disclosing Party”) to the other party (“Receiving Party”), whether in writing, electronically, or orally, whether in tangible or intangible form, that is confidential, proprietary or relates to its clients or potential clients, including any personal information relating to such persons, including, but not limited to: (i) any information concerning a party’s, its agent’s or licensor’s technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof and (ii) any unpublished information concerning research activities and plans, customers, marketing or sales plans, sales forecasts or results of marketing efforts, pricing or pricing strategies, costs, operational techniques, strategic plans, Customer Information (as defined below), and unpublished financial information, including information concerning revenues, profits and profit margins will be deemed confidential and proprietary to the Disclosing Party, regardless of whether such information was disclosed intentionally or unintentionally or marked as “confidential” or “proprietary”.

b.         Treatment of Confidential Information.

Each party agrees that (i) the Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement, (ii) without limiting the foregoing, the Receiving Party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the Receiving Party employs with respect to its own Confidential Information of like nature; (iii) the Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under confidentiality agreements consistent with and at least as restrictive as this with respect to the Confidential Information, and may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations hereunder; and (iv) the Receiving Party will notify the Disclosing Party immediately of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.

c.         Exceptions.

This Section 18 shall not prohibit or limit the Receiving Party’s use, disclosure, reproduction, or dissemination of the Disclosing Party’s Confidential Information which, (i) is or becomes public domain information or material through no fault or breach on the part of the Receiving Party, (ii) was already rightfully known (without restriction on disclosure) to the Receiving Party prior to being disclosed by or obtained from the Disclosing Party, as evidenced by written records kept in the ordinary course of business of, or by proof of actual use by, the Receiving Party, (iii) has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction on disclosure and without breach of a duty of confidentiality to the Disclosing Party; (iv) has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party; or (v) is required to be disclosed, but only to the extent required, by court order, or pursuant to applicable law, regulation or self-regulatory organization rules or that is requested by an examination authority or similar agent of a regulatory or self-regulatory authority having jurisdiction over such party or by an accountant in connection with an audit, provided that reasonable measures are taken to guard against further disclosure and the Receiving Party uses reasonable efforts to notify the Disclosing Party (other than disclosure in connection with a regulatory examination or audit, in which case notice is not required) so that the Disclosing Party may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information, including Customer Information, so disclosed.

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d.         Customer Information.

As amongst the parties, Customer Information (as defined below) will remain the sole and exclusive property of ETSB and/or its affiliates. “Customer Information” shall mean all non-public personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 stat. 1138) and its implementing regulations (e.g. Securities and Exchange Commission Regulation S-P and Federal Reserve Board Regulation P) (“GLB Act”), and listings, descriptions or other groupings of such information, however collected or received, including without limitation, through “cookies,” Web bugs, or non-electronic means pertaining to or identifiable to Customers or ETSB affiliates’ customer(s) or prospective customers, as well as members of their households, to investment advisers, third party administrators, or to the customers of such intermediaries (collectively, “E*TRADE Customers”), including, without limitation, name, address, e-mail address, TIN or social security number, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data, or any other identification data. To the extent necessary to perform its obligations hereunder, ETSB or its affiliates may disclose Customer Information. Customer Information provided to Fund Company shall be deemed to be Confidential Information.

e.         Treatment of Customer Information.

Each party represents and warrants that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain and safeguard Customer Information in accordance with: (i) ETSB’s published privacy policy as it is in effect from time to time; (ii) the confidentiality and non-disclosure requirements of this Agreement; (iii) the GLB Act as applicable and as it may be amended from time to time; and (iv) such other applicable federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations, whether in effect now or in the future. Series Trust specifically agrees, without limitation of the foregoing, that names, addresses and Fund share positions of non-objecting Customers (“NBO information”) furnished to it or its affiliates or agents pursuant to Rule 14b-1(b)(3) of the Exchange Act, will be used only as permitted by Rule 14a-13 (b)(4) under the Exchange Act. Series Trust will implement and maintain a comprehensive written information security program (“Information Security Program”) in compliance with the GLB Act, which shall include all necessary measures, including the establishment and maintenance of appropriate policies, procedures and technical, physical, and administrative safeguards, to (i) ensure the security and confidentiality of the Customer Information, (ii) protect against any foreseeable threats or hazards to the security or integrity of Customer Information, (iii) protect against unauthorized access to or use of such information, and (iv) ensure appropriate disposal of the Customer Information. Without limiting the generality of the foregoing, the Information Security Program shall provide for (i) continual assessment and re-assessment of the risks to the security of Customer Information acquired or maintained by the party and its agents and contractors, including, but not limited to (1) identification of internal and external threats that could result in unauthorized disclosure, alteration or destruction of Customer Information and systems used by the party and its agents and contractors, (2) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of such Customer Information, and (3) assessment of the sufficiency of policies, procedures, information systems of the party and its agents and contractors, and any other arrangements in place to control risks; and (ii) appropriate protection against such risks. Series Trust shall, and shall require its agents and contractors with access to Customer Information, to regularly test key controls, systems and procedures relating to the Information Security Program. The frequency and nature of such tests shall be determined by the party’s own risk assessment, in consultation with ETSB. Each of ETSB and Series Trust certifies that its Information Security Program is and shall be in compliance with (i) 201 CMR 17.00 et seq., as currently promulgated or amended, and (ii) the safeguards for protection of Customer Information and information of a similar nature set forth by any federal or state laws or regulations by which ETSB may be regulated, as currently promulgated or as amended. Series Trust shall deliver a separate certification of such compliance upon ETSB’s reasonable request. Series Trust will report to ETSB immediately any and all breaches of security or unauthorized access to Series Trust’s systems that it detects or becomes aware of and which affect the security of Customer Information. If there is a reasonable likelihood that Series Trust may become aware of activities, patterns of activity, or practices that indicate the possible existence of identity theft (as defined by regulations adopted by the Federal Trade Commission), Series Trust shall take appropriate measures, including the establishment and maintenance of policies and procedures to detect such activities, patterns or practices, shall notify ETSB upon such detection, and shall reasonably cooperate with ETSB in implementing an appropriate response.

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f.         Irreparable Harm.

Each party acknowledges that any breach of this Section 18 would result in immediate and irreparable harm for which monetary damages would be inadequate. Accordingly, either party will be entitled to equitable relief and shall not be required to post any bond or security to obtain same to remedy any threatened or actual breach of this Section by the other party, as well as such other relief as any court of competent jurisdiction deems appropriate. If Series Trust knows, learns or has reason to believe there is, may have been or may be a breach or threatened breach of the confidentiality/privacy provisions of this Agreement, Series Trust shall notify ETSB immediately and shall seek a restraining order, injunctive or other equitable relief to prevent the same or any continuing breach and shall otherwise cooperate with ETSB to prevent and prohibit any continuing or similar recurrence. This provision and the obligations hereunder shall survive termination of the Agreement.

16.	Monitoring Market Timing:

a.	Information Sharing Agreement. ETSB and Series Trust agree to the terms of the Shareholder Information Agreement required pursuant to Rule 22c-2 under the 1940 Act attached hereto as Schedule C and made a part hereof.

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b.	At times during which Customers hold investments in the Fund, ETSB agrees to:
i.	Monitor frequent trading and, if necessary, restrict purchase and exchange transactions by RIA Clients or Customers pursuant to ETSB’s internal policies and procedures, a copy of which is provided with this Agreement and annually thereafter;
ii.	Blocking period: ETSB will block a participant from transferring into a fund for 30 calendar days after assets have been exchanged out of a fund.
c.	During periods in which ETSB has an obligation to act pursuant to Section 15(c), on a periodic basis ETSB will provide a written report indicating whether any RIA Clients/Customers have been identified as engaging in frequent trading and what action, if any, was taken by ETSB.

d.	ETSB agrees, upon request, to provide an annual certification to Series Trust that its agreement to restrict trading, as the case may be, was in effect during the prior year, and will continue as such during the coming year.

17.         USA Patriot Act. Each party hereto agrees to establish and maintain policies and procedures required by federal, state or local law to detect and prevent money laundering, including those required by the United and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”). Each party further agrees to cooperate and share information with the other to the extent required by law to facilitate implementation of each other’s anti-money laundering program. If, under Series Trust’s anti-money laundering program, a Fund determines at any time that activity of an Account is suggestive of money laundering, the Fund may restrict further purchases in the Fund, close the Account, and notify the appropriate authorities. ETSB agrees, upon request, to certify to Series Trust that it has established and maintained such policies and procedures, as the case may be, during the prior year.

18.         Termination or Assignment. This Agreement may be terminated upon sixty (60) days advance written notice (or in the case of termination, suspension, or restriction of sales of Fund shares by the Series Trust, in which case the earlier of 30 days advance written notice or the termination date established by the Series Trust shall be the date for termination of the Agreement) to the other party. Furthermore, each party may terminate this Agreement at any time by giving written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within 30 days.

This Agreement and the rights and obligations hereunder may not be assigned or transferred in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that ETSB may assign this agreement without prior written consent to (i) any corporate affiliate under common control or (ii) to any corporation that succeeds to its business; or (iii) in the event that ETSB shall consolidate or merge with any corporation, broker-dealer, bank, or other entity, then such corporation, broker/dealer, bank or entity shall, as successor-in-interest, assume and adopt the terms and conditions of this Agreement.

19.         Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to ETSB, to:

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E*Trade Savings Bank

Attn Fund Relations

PO BOX 6503

Englewood, CO 80112

If to GMO Series Trust or any Fund, to:

President

GMO Series Trust

40 Rowes Wharf

Boston, MA 02110

with a copy to:

Shareholder Services

40 Rowes Wharf

Boston, MA 02110

20.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of state of New York applicable to agreements executed and to be performed therein.

21.         Massachusetts Business Series Trust. GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Series Trust of GMO Series Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Series Trustees of the Series Trust as Series Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Series Trustees, officers, or shareholders individually or any other series, but are binding only upon the assets and property of the Funds listed in Schedule I, severally and not jointly.

22.          Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

23.         Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

24.         Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

25.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

26.         Force Majeure. Neither party shall be responsible under this Agreement for any delay or failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such delay or failure to perform, for or in consequence of any circumstance or event which is beyond the reasonable control of the affected party and which adversely affects the performance by the affected party of its obligations hereunder, including any event caused by, arising out of or involving (a) an act of God, (b) any strike or other work stoppage, whether partial or total, or (c) any other cause similarly beyond the reasonable control of the affected party.

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27.         Indemnification. Each party shall indemnify, hold harmless and reimburse the other and each of its affiliates, directors, officers, employees and agents for, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) incurred by any of them arising out of, relating to or based upon (i) any breach of this Agreement, including breach of any representation or warranty made by it in this Agreement; (ii) its negligence or willful misconduct or violation of law, regulation or rule of a self-regulatory organization to which it is subject in the performance of, or failure to perform, its duties and obligations under this Agreement. This provision and the obligations hereunder shall survive termination of the Agreement.

28.         Arbitration. Except for the equitable relief provided in Section 15 hereof, in respect to which the parties irrevocably and unconditionally submit to the state and federal courts located in New York, NY and the appellate courts therefrom, any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration before a panel of arbitrators selected by FINRA in the City of New York, New York in accordance with the applicable rules of the FINRA at the time of arbitration. If the arbitration is brought by one of the parties hereto, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of FINRA or American Arbitration Association, as appropriate. The arbitrators shall be attorneys or retired attorneys specializing in securities law. Any award of the arbitrators must be in writing and provide the reasons for the award and will be limited to compensatory damages and will be conclusive and binding upon the parties. Each party will bear its own expenses with respect to the arbitration. The parties agree to submit to any court in the United States for enforcement of an arbitration award entered into in compliance with these provisions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

E*TRADE Savings Bank

By:	/s/ Josh Pace

Print Name:	Josh Pace

Title:	President

GMO SERIES TRUST,

on behalf of the Funds listed on Schedule I separately and not jointly.

By:	/s/ Kevin M. O’Brien

Print Name:	Kevin M. O’Brien

Title:	Vice President

Reviewed by:	MB

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

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SCHEDULE A

List of Funds and Fees

FUND	Share Class	CUSIP #	Ticker	12b-1 Fee	Admin Fee

GMO Benchmark Free Allocation Series Fund	PS	380131318	GBFPX	0	TBD

Invoices to be sent to the following e-mail addresses:

shs@gmo.com as well as accountspayable@gmo.com

Invoices will be paid within 30 Business Days’ of receipt.

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Schedule B

MANUAL OPERATING PROCEDURES

The purchase, sale, redemption and settlement of Funds will normally follow NSCC’s processing procedures, as described above in Section 3, Orders and Settlement. In the event that such procedures are not followed as described, the Manual Processing Procedures defined herein will apply.

1.	On each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), ETSB or its designee may transmit orders for the purchase, sale, exchange or transfer of Fund shares by the Account based solely upon the receipt of instructions from its customers prior to the close of trading (generally 4:00 p.m. Eastern Time on the Exchange (“Close of Trading”)) on such Business Day. Instructions from customers of ETSB received by ETSB or its agent prior to the Close of Trading on any given Business Day (“Day 1”)( such orders are referred to as “Day 1 Trades”) and transmitted to a Fund or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties, by no later than 7:30 a.m. Eastern Time the next Business Day (“Day 2”), will be executed at the net asset value (“NAV”) of the applicable Fund determined as of the Close of Trading on Day 1.

2.	Immediately following the completion of the transmission of any order by ETSB to a Fund, ETSB will verify that such instructions were received by the Fund by a method mutually acceptable to both parties.

3.	Day 1 Trades shall normally settle on Day 2, but redemption settlement may be extended as prescribed in a Fund’s then current prospectus (“Settlement Date”). Settlements will be through net Federal Funds wire transfers to an account designated by a Fund or its agent. In the case of instructions which constitute a net purchase order, Recordkeeper shall initiate a wire transfer of Federal Funds for the dollar amount of the net purchase order by 2:00 p.m. Eastern Time on the Settlement Date to Fund’s transfer agent. In the event the instructions constitute a net redemption order, the relevant Fund shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 2:00 p.m. Eastern Time on the Settlement Date. Settlement will be in U.S. dollars.

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Schedule C

Information Sharing Agreement

The provisions set forth below are included in and made a part of the Service Agreement between ETSB and Series Trust.

Capitalized terms not defined in this Schedule C have the meaning set forth in the Service Agreement.

WHEREAS, the Series Trust, on behalf of the Funds (which, for purposes of this Schedule C, also includes a Fund’s principal underwriter and transfer agent), is required to enter into an information sharing agreement to comply with Rule 22c-2 under the 1940 Act (“Rule 22c-2”) with respect to transactions in Fund shares;

NOW THEREFORE, the parties agree to the following provisions:

1.            Shareholder Information.

(a)           Agreement to Provide Information. For any days on which Customers holds shares of a Fund, ETSB agrees to provide to the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or Government Issued Identifier (“GII”) of any or all Customer(s) or account and the amount, date, name or other identifier of any RIA Clients and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of a Fund held through any account maintained by ETSB.

(i)           Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(ii)           Form and Timing of Response. ETSB agrees to transmit the requested information specified in Section 1(a) (“Tier 1 Information) to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request; provided, however, if the Fund requests information that is not Tier 1 Information or transaction information that is older than 90 days, ETSB agrees to transmit the requested information not later than 20 business days after receipt of a request. If requested by the Fund or its designee, ETSB agrees to use best efforts to determine promptly whether any account, Customer, or other person about whom ETSB has provided information pursuant to Section 1(a) is itself a financial intermediary (including financial intermediaries defined under 22c-2) (an “Indirect Intermediary”) and, upon further request by a Fund or its designee, ETSB agrees promptly either to: (i) provide (or arrange to have provided) the requested information set forth in Section 1(a) for those Customers who hold an account or otherwise own shares through such Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

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(iii)           Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of ETSB.

(b)           Agreement to Restrict Trading. ETSB agrees upon direction of the Fund or its designee to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of shares of a Fund by a RIA Client, Customer, an account holder, or Indirect Intermediary that has been identified by the Fund or its designee as having engaged in or facilitated transactions (directly or indirectly) that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(i)           Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Customer(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)           Timing of Response. ETSB agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by ETSB.

(iii)           Confirmation by ETSB. ETSB must provide written confirmation to the Fund or its designee that instructions have been executed. ETSB agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)           Definition. For purposes of this Schedule C, the term “written” includes electronic writings and facsimile transmissions.

2.    Role of Parties. For the avoidance of doubt, the parties acknowledge and agree that the services provided by ETSB are not those of an underwriter within the meaning of the 1933 Act or the 1940 Act.

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